EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Harpoon Therapeutics Reports Third Quarter 2020 Financial Results and Provides Corporate Update

SOUTH SAN FRANCISCO, Calif., November 4, 2020 - Harpoon Therapeutics, Inc. (Nasdaq: HARP), a clinical-stage immunotherapy company developing a novel class of T cell engagers, today reported financial results for the third quarter ended September 30, 2020 and provided a corporate update.

“We continue to be excited by the advancement of our novel TriTAC pipeline, and are planning for our fourth program, HPN328, to enter the clinic this year for the treatment of DLL3-expressing tumors including small cell lung cancer,” said Gerald McMahon, Ph.D., President and Chief Executive Officer of Harpoon Therapeutics. “Additionally, we expect to advance our HPN424, HPN536, and HPN217 clinical programs in the fourth quarter and present preclinical data at SITC for our first ProTriTAC development program, HPN601, for the treatment of solid tumor malignancies.”

Third Quarter 2020 Business Highlights and Other Recent Developments

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Harpoon remains on track to initiate a Phase 1/2 clinical trial for HPN328 in the fourth quarter, which will be our fourth TriTAC in clinical development.  HPN328 targets Delta-like canonical Notch ligand 3 (DLL3) for the treatment of small cell lung cancer (SCLC) and other DLL3-expressing tumors.

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Harpoon has nominated its first ProTriTAC product candidate, HPN601, which targets epithelial cell adhesion molecule (EpCAM), and is applicable to a wide array of solid tumors. .. ProTriTACs have the potential for additional tumor specificity and enhanced safety profiles due to limited interaction with their molecular targets in healthy tissue, which enables targeting tumor-associated antigens that may be more broadly expressed. Furthermore, a HPN601 preclinical data abstract has been selected for an oral presentation at the Society for Immunotherapy of Cancer (SITC) annual meeting on November 12.

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Harpoon continues to expand the expertise within its executive team. In August, Harpoon appointed Karin Ann Thacker, M.Sc., as Vice President, Regulatory Affairs and Quality Assurance. In October, Harpoon appointed Omer Siddiqui as Vice President, Development Operations and Program Management. Both Ms. Thacker and Mr. Siddiqui are recognized R&D leaders in oncology across both early and late-stage clinical development.

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In July, Harpoon appointed Joanne Viney, Ph.D., to its board of directors as an independent board member. Dr. Viney is an entrepreneurial scientist and experienced biotech executive with deep autoimmune and inflammatory disease expertise and currently serves as President, CSO and Co-founder of Pandion Therapeutics.

Third Quarter 2020 Financial Results

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Harpoon ended the third quarter of 2020 with $162.3 million in cash, cash equivalents, and marketable securities compared to $155.1 million as of December 31, 2019. The increase was due primarily to a $50.0 million milestone payment received from AbbVie in the second quarter, partially offset by cash used in operations.

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Revenue for the third quarter ended September 30, 2020 was $3.9 million compared to $1.4 million for the third quarter ended September 30, 2019. For the nine months ended September 30, 2020, revenue was $10.0 million compared to $3.5 million for the nine months ended September 30, 2019. During both the three and nine month periods, the increase in revenue was primarily due to revenue recognized from the development and option agreement with AbbVie, signed in November 2019.

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Research and development (R&D) expense for the third quarter ended September 30, 2020 was $13.1 million compared to $9.5 million for the third quarter ended September 30, 2019. For the nine months ended September 30, 2020, R&D expense was $37.5 million, compared to $28.9 million for the nine months ended September 30, 2019. The increase for both periods primarily arose from higher clinical development and personnel-related expense, which included conducting preclinical studies and the continuation and preparation of the clinical trials for HPN424, HPN536, HPN217 and HPN328. These higher expenses were offset by a decrease in manufacturing costs due to a scale up of manufacturing activities in 2019 compared to 2020 to support our four TriTAC product candidates in various stages of development.

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General and administrative (G&A) expense for the third quarter ended September 30, 2020 was $4.4 million compared to $8.5 million for the third quarter ended September 30, 2019. G&A expense for the nine months ended September 30, 2020 was $12.3 million compared to $18.1 million for the nine months ended September 30, 2019. For the third quarter ended September 30, 2020, the decrease was primarily attributable to a decrease in legal expenses associated with the Maverick litigation, partially offset by an increase in personnel expenses due to an increase in headcount. For the nine months ended September 30, 2020, the decrease was primarily attributable to a decrease in legal expenses associated with Maverick litigation, partially offset by an increase in personnel expenses related to an increase in headcount and other professional services to support our operations as a public company.

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Net loss for the third quarter ended September 30, 2020 was $13.3 million compared to $15.9 million for the third quarter ended September 30, 2019. The net loss for the nine months ended September 30, 2020 was $38.6 million compared to $41.3 million in the first nine months of the prior year.

COVID-19 Business Update

In response to the ongoing COVID-19 pandemic, Harpoon has established testing and other protocols for personnel access to its headquarter offices and laboratory although substantially all of the company’s employees continue to telecommute. Harpoon is currently continuing its clinical trials it has underway at sites in the United States, and has not yet experienced any material delays or impacts as a result of the pandemic. In addition, Harpoon’s third-party contract manufacturers continue to operate at or near normal levels. Harpoon continues to assess the potential impact of the COVID-19 pandemic on its business and operations, including its programs, expected timelines, expenses, manufacturing activities and preclinical and clinical trials. The full extent to which the COVID-19 pandemic may have a negative impact on Harpoon’s business, assets, results of operations and financial condition will depend on future developments that are highly uncertain and cannot be accurately predicted.

About Harpoon Therapeutics

Harpoon Therapeutics is a clinical-stage immunotherapy company developing a novel class of T cell engagers that harness the power of the body’s immune system to treat patients suffering from cancer and other diseases. T cell engagers are engineered proteins that direct a patient’s own T cells to kill target cells that express specific proteins, or antigens, carried by the target cells. Using its proprietary Tri-specific T cell Activating Construct (TriTAC®) platform, Harpoon is developing a pipeline of novel TriTACs initially focused on the treatment of solid tumors and hematologic malignancies. HPN424 targets PSMA and is in a Phase 1/2a trial for metastatic castration-resistant prostate cancer. HPN536 targets mesothelin and is in a Phase 1/2a trial for cancers expressing mesothelin, initially focused on ovarian and pancreatic cancers. HPN217 targets BCMA and is in a Phase 1/2 trial for relapsed, refractory multiple myeloma. HPN328 targets DLL3 and Harpoon plans to initiate a Phase 1/2 trial in the fourth quarter of 2020. Harpoon has also developed a proprietary ProTriTACTM platform, which applies a prodrug concept to its TriTAC platform to create a therapeutic T cell engager that remains inactive until it reaches the tumor. For additional information about Harpoon Therapeutics, please visit www.harpoontx.com.

Cautionary Note on Forward-looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Words such as “may,” “will,” “expect,” “plan,” “anticipate,” “target,” “estimate,” “intend” and similar expressions (as well as other words or expressions referencing future events, conditions or circumstances) are intended to identify forward-looking statements. These forward-looking statements are based on Harpoon Therapeutics’ expectations and assumptions as of the date of this press release. Each of these forward-looking statements involves risks and uncertainties that could cause Harpoon Therapeutics’ clinical development programs, future results or performance to differ significantly from those expressed or implied by the forward-looking statements. Forward-looking statements contained in this press release include, but are not limited to, statements about the progress, timing, scope and anticipated results of preclinical and clinical trials, the timing of the presentation of data, the association of data with potential treatment outcomes, the development and advancement of product candidates, the timing of development milestones for product candidates, and the anticipated potential impacts to Harpoon Therapeutics’ business from the ongoing COVID-19 pandemic. Many factors may cause differences between current expectations and actual results, including unexpected safety or efficacy data observed during clinical studies, clinical trial site activation or enrollment rates that are lower than expected, unanticipated or greater than anticipated impacts or delays due to COVID-19, changes in expected or existing competition, changes in the regulatory environment, the uncertainties and timing of the regulatory approval process, and unexpected litigation or other disputes. Other factors that may cause Harpoon Therapeutics’ actual results to differ from those expressed or implied in the forward-looking statements in this press release are discussed in Harpoon Therapeutics’ filings with the U.S. Securities and Exchange Commission, including the “Risk Factors” sections contained therein. Except as required by law, Harpoon Therapeutics assumes no obligation to update any forward-looking statements contained herein to reflect any change in expectations, even as new information becomes available.

Contacts:

Harpoon Therapeutics, Inc.

Georgia Erbez

Chief Financial Officer

media@harpoontx.com

Westwicke ICR

Robert H. Uhl

Managing Director

858-356-5932

robert.uhl@westwicke.com

Harpoon Therapeutics, Inc.

Statements of Operations and Comprehensive Loss

(Unaudited)

(in thousands, except share and per share amounts)

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2020	2019	2020	2019
Revenue
Collaboration and license revenue	$3,893	$1,417	$9,952	$3,543
Total revenue	3,893	1,417	9,952	3,543
Operating expenses
Research and development	13,057	9,533	37,500	28,886
General and administrative	4,428	8,493	12,286	18,059
Total operating expenses	17,485	18,026	49,786	46,945
Loss from operations	(13,592)	(16,609)	(39,834)	(43,402)
Interest income, net	299	727	1,298	2,143
Other expense, net	(14)	(26)	(15)	(45)
Net loss	(13,307)	(15,908)	(38,551)	(41,304)
Other comprehensive loss:
Net unrealized (loss) gain on marketable securities	(115)	(25)	86	85
Comprehensive loss	$(13,422)	$(15,934)	$(38,465)	$(41,220)
Net loss per share, basic and diluted	$(0.53)	$(0.65)	$(1.55)	$(1.95)
Weighted-average shares used in computing net loss per share, basic and diluted	25,081,680	24,457,402	24,892,731	21,202,848

Harpoon Therapeutics, Inc.

Selected Balance Sheet Data

(Unaudited)

	September 30, 2020	December 31, 2019
	(in thousands)
Cash, cash equivalents, and marketable securities	$162,321	$155,129
Total assets	$183,321	$176,604
Total liabilities	$122,579	$82,384
Total stockholders' equity	$60,742	$94,220

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